Exhibit 10.2

AMENDMENT TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is made this 16th day of August, 2017 by and between YMax Communications Corp (the “Company”) and Dvir Salomon (the “Executive” and, together with the Company, the “Parties”).  Capitalized but undefined terms used in this Amendment shall have the meaning assigned to those terms in the Agreement.

WHEREAS, the Parties previously entered into that certain Amended and Restated Employment Agreement, dated June 23, 2017 (the “Agreement”);

WHEREAS, the Company has determined that it is in the Company’s best interest to amend the provisions regarding the Special Transaction Bonus in the Agreement; and

WHEREAS, the terms of this Amendment have been reviewed and approved by the members of the Compensation Committee of the Board of Directors of the Company (the “Board”) and approved by the Board as compliant with Amendment 20 to the Israeli Companies Law.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree to amend the Agreement,  as follows effective as of the date first set forth above:

1.            Section 4(C). Section 4(C) of the Agreement shall be and hereby is deleted in its entirety and replaced with the following:

“C.          SPECIAL TRANSACTION BONUS.

(i)          If the closing of a Change of Control occurs before May 8, 2018, and Executive is employed by the Company on the closing date, then Executive shall be paid within five (5) days after the Change of Control a bonus (the “Special Transaction Bonus”) of up to $420,833.33, which will be calculated pursuant to the criteria set forth in Attachment C to this Agreement, provided that the Special Transaction Bonus will be reduced by the amount of proceeds paid to Executive in connection with such Change of Control in exchange for the Set-Off Shares (as defined below).  The Special Transaction Bonus is in addition to any Annual Bonus Executive may earn pursuant to Section 4(B) of this Agreement, or any Change of Control Termination Payment or any Termination Payment Executive is entitled to be paid pursuant to Section 7 of this Agreement.

(ii)          As used in this Section 4(C), the term “Set-Off Shares” means those shares granted to Executive under the Restricted Stock Agreement by and between Executive and the Company dated October 14, 2016 (the “Existing Restricted Stock Agreement”) which are unvested immediately prior to the closing date of the Change of Control, provided that, for purposes of determining the number of Set-Off Shares pursuant to this Section 4(C) only, the 50,000 shares which remained subject to vesting under the terms of the Existing Restricted Stock Agreement immediately following the date of grant shall be treated as if they were to vest ratably based upon the passage of whole calendar months from January 1, 2016 through December 31, 2018.  By way of example only, the number of those 50,000 shares treated as if they were vested immediately prior to the closing date of a Change of Control shall be calculated by multiplying those 50,000 shares by a fraction, the numerator of which is the number of full calendar months elapsed from January 1, 2016 and the end of the calendar month immediately preceding the closing date of the Change of Control, and the denominator of which is thirty-six (36) months, meaning, if a Change of Control closes on December 1, 2017, the number of shares treated as vested for purposes of the calculation of the number of Set-Off Shares will be (a) 50,000, multiplied by (b)(1) twenty-three (23) months, divided by (2) thirty-six (36) months, or 31,944 shares, and the number of Set-Off Shares will be 18,056 (50,000 – 31,944 = 18,056).”

2.            Section 7(A).  Section 7(A) of the Agreement is hereby deleted in its entirety and replaced with the following:

“A. TERMINATION OF EMPLOYMENT BY THE EXECUTIVE FOR GOOD REASON OR BY THE COMPANY WITHOUT CAUSE. Upon the termination of the Executive’s employment under this Agreement by the Executive for Good Reason or by the Company without Cause, the Executive shall be entitled to be paid a termination payment (the “Termination Payment”) equal to one (1) times the aggregate of (i) Executive’s Annual Base Salary, and (ii) Executive’s Target Annual Bonus, at the time of such termination. The Termination Payment shall be paid in a lump sum within fifteen (15) days after the Company’s receipt of a general release that has become irrevocable as specified in Section 7(E) following any termination pursuant to this Section 7(A).

3.            Section 7(C).  Section 7(C) of the Agreement is hereby deleted in its entirety and replaced with the following:

“C.  INTENTIONALLY OMITTED.”

4.            Section 7(D). Section 7(D) of the Agreement is hereby deleted in its entirety and replaced with the following:

“D.  PAYMENT REDUCTION UNDER SECTION 280G. Notwithstanding any other provision of this Agreement, in the event that any Termination Payment or any other payment or benefit received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (collectively, the "Total Benefits") would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, Executive’s Retained Amount (as hereinafter defined) would be greater than Executive’s Retained Amount if the Total Benefits are not so reduced.  In the event any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the Termination Payment, (ii) any other portion of the Total Benefits that are not subject to Section 409A of the Code (other than Total Benefits resulting from any accelerated vesting of equity-based awards), (iv) Total Benefits that are subject to Section 409A of the Code in reverse order of payment, and (v) Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of any equity-based awards.  All determinations with respect to this Section 7(D) and the assumptions to be utilized in arriving at such determination shall be made by an independent public accounting firm with a national reputation in the United States that is reasonably agreed to by the Executive and the Company (the “Accounting Firm”) which shall provide detailed support and calculations both to the Company and to Executive. The parties hereto hereby elect to use the applicable Federal rate that is in effect on the date this Agreement is entered into for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code.  “Retained Amount” shall mean the present value (as determined in accordance with sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on Executive with respect thereto.”

5.            Section 7(E).  Section 7(E) of the Agreement is hereby deleted in its entirety and replaced with the following:

“E. GENERAL RELEASE OF CLAIMS.  Executive shall not be entitled to any Termination Payment unless (i) Executive has executed and delivered to the Company a general release of claims (in such form as the Executive and the Company shall reasonably agree) (the “Release”) and, if applicable, such Release has become irrevocable under the Age Discrimination in Employment Act (“ADEA”) and its terms not later than fifty-six (56) days after the date of Executive’s termination of employment hereunder.  Notwithstanding anything herein to the contrary, if the ADEA is applicable to Executive, in the event such 56-day period falls into two (2) calendar years, the Termination Payment shall not be paid until the second calendar year but in no event later than 60 days following date of Executive’s termination of employment.  The Company shall deliver to Executive a copy of the Release not later than three (3) days after the Company’s termination of Executive’s employment without Cause or Executive’s termination of employment for Good Reason.”

6.            Effect. Except as specifically amended hereby, the Agreement will remain in full force and effect as prior to the adoption of this Amendment.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Amendment under seal as of the date first set forth above.

YMAX COMMUNICATIONS CORP
By:	/s/ Don Carlos Bell III
Name: Don Carlos Bell III
Title: President
EXECUTIVE
/s/ Dvir Salomon Name: Dvir Salomon